EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to Prospectus dated February 28, 2022

The following changes are effective November 18, 2022.

1. The following replaces the sixth paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

Derek J.V. DiGregorio and Joseph Mehlman, CFA comprise the investment team responsible for the overall and day-to-day management of the Fund’s investments, and also provide the Sub-Adviser with research support and supervise the performance of the Sub-Adviser. Mr. DiGregorio is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since July 2021. Mr. Mehlman is Vice President of Eaton Vance and a Managing Director at Morgan Stanley Investment Management Inc., an affiliate of EVM. Mr. Mehlman has been employed by the Morgan Stanley organization for more than five years. Mr. DiGregorio and Mr. Mehlman manage other Eaton Vance funds.

November 15, 2022

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to Statement of Additional Information dated February 28, 2022

The following changes are effective November 18, 2022.

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Derek J.V. DiGregorio(1)
Registered Investment Companies	9	$ 7,199.2	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	0	$ 0	0	$ 0
Christopher M. Dyer(1)
Registered Investment Companies	9	$ 8,430.7	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	1	$ 4.5	0	$ 0
Joseph Mehlman(2)
Registered Investment Companies	6	$ 918.6	0	$ 0
Other Pooled Investment Vehicles	25	$ 4,047.6	0	$ 0
Other Accounts	41	$ 9,522.3	3	$ 1,462.6
(1)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(2)	As of September 30, 2022

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended October 31, 2021 and in the Eaton Vance family of funds as of December 31, 2021.

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
Derek J.V. DiGregorio	None	$100,001 - $500,000
Christopher M. Dyer	None	$1 - $10,000
Joseph Mehlman(1)	None	None
(1)	As of September 30, 2022

November 15, 2022